EXHIBIT 99


                                                                 CONTACT:
                                                                 Dick Badler
                                                                 (312) 695-1030

JUDGMENT IN DSC V. NEXT LEVEL COMMUNICATIONS CASE REDUCES JURY VERDICT AND CONFIRMS THAT NO PERMANENT INJUNCTION WILL BE ISSUED. NLC WILL APPEAL.
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Chicago,  IL  (June  12,  1996) --  General  Instrument  Corporation  (NYSE:GIC)
reported that the United States District for the Eastern District of Texas has entered a final judgment against its Next Level Communications subsidiary and individual defendants in favor of plaintiff DSC Communications, in a total amount of $136,732,000, a substantial reduction from the $369 million verdict claimed by DSC.

The court also ruled that DSC is not entitled to a permanent injunction against the defendants, finding that, "An injunction which prevents Next Level from performing any act for which DSC has already been compensated would afford DSC a duplicative recovery." The final judgment left in place an injunction prohibiting transfer of certain intellectual property to third parties, except in the ordinary course of business. This injunction does not keep Next Level Communications from developing, marketing or selling its Nlevel3 system.

"This judgment reconfirms that General Instrument can continue to market and sell the Next Level fiber to the curb system," Thomas Dumit, GI's general counsel, stated, "While we continue to assert that NLC is innocent of any wrongdoing, we are gratified that the court recognized the duplicative recovery claimed by DSC and denied an unwarranted injunction. We believe that Next Level's position will be further supported on appeal."

"DSC's press release, referring to an order prohibiting a transfer to third parties of certain intellectual property is misleading," said Dumit. "That order was intended only to preserve NLC's ownership of the intellectual property, and specifically acknowledges NLC's right to do business."

General Instrument Corporation is a world leader in developing technology, systems and product solutions for the secure and interactive delivery of video, voice and data, as well as in manufacturing and distributing discrete semiconductors.

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